EdR ANNOUNCES SECOND QUARTER 2014 RESULTS
- Core FFO per Share Up 15% -

MEMPHIS, TN, July 28, 2014 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended June 30, 2014.

Company Highlights

•
Core funds from operations (“Core FFO”) was $17.3 million, or $0.15 per share/unit for the second quarter, compared to $14.5 million, or $0.13 per share/unit in the prior year, an increase of 15% on a per share basis;

•	Same-community net operating income ("NOI") improved 2.6% for the quarter on a 2.5% growth in revenue partially offset by a 2.4% increase in operating expenses;

•
Preleasing for the 2014-2015 lease term is 360 basis points ahead of last year with the same-community portfolio 90.9% preleased. The same-community portfolio is projected to open the 2014-2015 lease term with an increase in revenue ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% growth in net rental rates;

•
Completed an over-subscribed and upsized follow-on equity offering raising $239.4 million in net proceeds that were used to reduce the balance on the Company's revolving credit facility and provide financing for:

◦	Two new developments to be delivered summer 2015 for $90.0 million, adjacent to the University of Louisville and the University of Connecticut;

◦	The pending acquisition of The District on Apache, a 900-bed community adjacent to Arizona State University that is expected to close in September 2014 for approximately $92.0 million;

•	Received $3.0 million guarantee fee and complete repayment of $18.0 million mezzanine investment related to the participating development at Johns Hopkins on July 1st;

•	In July, sold two communities for $29.9 million; and

•	Updated full year Core FFO guidance of $0.61 - $0.64 per share/unit, representing an 11% to 16% increase over 2013.

“We achieved another quarter of double-digit Core FFO per share growth,” commented Randy Churchey, EdR’s president and chief executive officer.  “Furthermore, with a record 6,000 beds opening this summer in twelve buildings at eight universities, we are well positioned for the future. Our pipeline of opportunities at major universities remains robust and we are excited about our prospects as we move ahead."

Net Income (Loss) Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was a loss of $8.8 million, or $0.08 per diluted share, compared to net income of $3.8 million, or $0.03 per diluted share, for the prior year. The Company recognized a $9.9 million impairment charge in June of 2014 related to pending dispositions and recognized a gain on sale of assets of $3.9 million in the second quarter of 2013. Excluding these gains and loss on asset transactions, net income increased $1.2 million for the quarter. The main contributors to this increase were a $5.8 million increase in community net operating income (NOI) partially offset by a $2.9 million increase in depreciation and a $1.2 million increase in interest and other nonoperating expenses.

Core Funds From Operations

Core FFO for the quarter was $17.3 million, as compared to $14.5 million in the prior year, an increase of 18.8%. Core FFO per share/unit for the quarter increased 15.4% to $0.15. The improvement in Core FFO mainly reflects the increase in operating profits from new communities offset by higher interest expense in 2014.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $18.7 million for the quarter, an increase of 2.6%, or $0.5 million, from the prior year. Revenue for the quarter was up 2.5% as compared to the prior year with a 1.9% increase in rental rates, a 0.4% improvement in occupancy and a 0.2% increase in other income. Operating expenses for the quarter increased $0.3 million, or 2.4%, mainly due to a $0.3 million increase in real estate taxes. In total, all other operating expenses increased approximately 40 basis points for the quarter.

"I am proud of our team's expense controls in 2014," stated Christine Richards, EdR's senior vice president and chief operating officer. "We have remained focused on controlling direct operating expenses while maintaining our strong leasing velocity for the fall."

2014-2015 Preleasing

Preleasing for the same-community portfolio is currently 360 basis points ahead of prior year with 90.9% of the beds preleased for the fall. Based on current leasing velocity and market conditions, the same-community portfolio is projected to open the 2014-2015 lease term with revenue growth ranging from 3% to 4%, comprised of a 1% to 2% increase in occupancy and an approximate 2% growth in average net rental rates.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky ("UK") Campus Housing Revitalization Plan

Construction on the next phase of the UK campus housing revitalization plan, which includes five buildings with 2,381 beds at a total project cost of $138.0 million, is proceeding as planned for opening next month. The 2,982 beds that will be open this fall, which include the 601 beds delivered in 2013, are 180% applied and 100% leased for this fall.

Construction on the 2015 deliveries, which include 1,610 beds for a total cost of $101.2 million, and the 2016 deliveries, which include 1,141 beds for a total cost of $83.9 million, are all underway and proceeding as planned. To date, under this long-term relationship with UK, a total of 5,733 beds in live learn communities have been approved for a total cost approaching $350.0 million.

Investment Activity

Construction is on schedule for the 2014 and 2015 development deliveries at the universities of Colorado, Connecticut, Minnesota and Georgia as well as at Duke University. The 2014 development deliveries, including the pre-sale at Florida International University, are all on schedule to open next month and in total have increased the Company's gross assets by 19%.

On July 1st, the third-party owners of our development at Johns Hopkins University successfully closed on permanent financing for the community. The proceeds from the refinancing were used to repay in-full their construction loan as well as the $18.0 million mezzanine investment made by EdR. At the time of the refinancing, the Company also received its $3.0 million fee for guaranteeing the original construction loan.

The Company entered into agreements to purchase The District on Apache - a collegiate housing community serving Arizona State University (ASU) - for approximately $92.0 million. The 900-bed community, within walking distance of the ASU Tempe campus, opened in August 2013 and is 100% occupied. The community is currently 98% preleased for this fall. The acquisition is anticipated to close in September and has a targeted first-year, unleveraged economic yield of 6.25%.

In June, the Company began construction on the fourth phase of its highly successful development pedestrian to the University of Connecticut. Scheduled to open summer of 2015, the community will add 390 beds in 204 units for a total cost of $45.0 million. This phase will be adjacent to the first three phases which total 619 beds in 414 units that are 100% pre-leased for the 2014-2015 lease term.

The Company executed joint venture agreements in June with Landmark Properties to develop, own and manage a $45.0 million collegiate community adjacent to the University of Louisville. This is the first cottage-style community that is adjacent to a major university campus. EdR will be 75% owner and will manage the community through lease-up and after its summer 2015 opening.

In July, the Company completed the previously announced sales of a 480-bed community built in 2003 that is approximately two miles from the University of South Carolina campus and a 576-bed community built in 1999 that is about a mile from the core of Auburn University’s campus. The $29.9 million of net proceeds from these dispositions were used to pay-off approximately $16.7 million of mortgage debt, with an average interest rate of 4.9%, and to pay down the Company's unsecured revolving credit facility. In the third quarter the Company will recognize an approximate gain of $8 million related to these sales.

The Company is in the process of marketing four additional communities for sale. Based on current estimates, the Company would incur losses on the sale of two of the communities and gains on the sale of the other two. Generally accepted accounting principles require an impairment charge be recognized when the carrying value of an asset is determined to be impaired while gains are not recognized until the time of sale. As such, the Company recorded a non-cash impairment charge of $9.9 million in the second quarter related to two of the marketed communities. The Company anticipates recording a gain on the sale of the other two communities if and when the sales close; however, there is no guarantee that all or any of these communities will ultimately be sold.

Capital Structure

The Company completed a follow-on equity offering in June, selling 24.5 million shares including the exercise of the underwriters' option to purchase additional shares. The offering was upsized due to overwhelming investor demand, raising $239.4 million in net proceeds that were used to pay down the Company's unsecured revolving credit facility, reducing our debt to gross assets from 43.4% to 32.5%. The proceeds have effectively prefunded the new acquisition and developments that were announced as part of the offering.

At June 30, 2014, the Company had cash and cash equivalents totaling $11.2 million and going forward has$400 million of availability on its unsecured revolving credit facility. The Company's debt to gross assets was 32.5%, its net debt to EBITDA - adjusted was 5.6x, and its interest coverage ratio was 4.4x. The Company has the financial capacity through operating cash flow and availability under its revolving credit facility to fund all of its announced acquisitions and developments.

Earnings Guidance and Outlook

The Company is increasing its post follow-on equity offering and related transactions low- and high-end Core FFO guidance by 7% and 2%, respectively, to a range of $0.61 to $0.64 per share/unit, which represents an 11% to 16% growth rate over 2013. This guidance increase is mainly attributable to (1) better than expected net operating income from all communities derived from our successful leasing efforts for the 2014/2015 leasing cycle, and (2) the successful refinancing of the Johns Hopkins development (collection of the $3 million debt guarantee fee partially offset by the foregone interest income for the second half of 2014 due to the repayment of our $18 million mezzanine investment), which was not included in the previous low-end guidance range.

The June follow-on equity offering and related transactions, which included two asset sales, one pending acquisition and deleveraging the balance sheet, reduced the Company's original Core FFO per share/unit guidance by $0.05 to a range of $0.57 to $0.63.

Consistent with Company policy, guidance does not include the impact of any unannounced third-party development or management contracts, acquisitions including pre-sale agreements or purchase options, dispositions, ONE Plansm developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, July 28, 2014.  The call will be hosted by Randy Churchey, president and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations website at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, July 28, 2014 through midnight Eastern Time on Monday, August 11, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13586081.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 67 communities in 22 states with nearly 37,000 beds within more than 12,800 units. For more information, please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
(203) 682-8211
bcohen@icrinc.com

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); and (9) non-controlling interest. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. Adjusted EBITDA should only be used as an alternative measure of the Company's financial performance.

Net debt to EBITDA - adjusted is calculated to normalize the impact of non-producing construction debt. In the calculation, net debt is total debt less cash and excludes non-producing debt related to assets under development at time of calculation. EBITDA is Pro Forma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions and development assets that are opened as if such had occurred at the beginning of the 12 month period being presented.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets should only be used as an alternative measure of the Company's financial performance.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Collegiate housing properties, net	$1,307,519	$1,388,885
Collegiate housing properties - held for sale, net	21,166	—
Assets under development	233,441	116,787
Cash and cash equivalents	11,162	22,073
Restricted cash	14,069	12,253
Other assets	78,690	70,567

Total assets	$1,666,047	$1,610,565

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$361,173	$422,681
Unsecured revolving credit facility	66,000	356,900
Unsecured term loan	187,500	—
Accounts payable and accrued expenses	78,566	67,646
Deferred revenue	19,963	23,498
Total liabilities	713,202	870,725

Commitments and contingencies	—	—

Redeemable noncontrolling interests	9,780	9,871

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 139,437,355 and 114,740,155 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	1,394	1,148

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,027,816	813,540
Accumulated deficit	(85,706)	(88,964)
Accumulated other comprehensive loss	(3,757)	—
Total EdR stockholders’ equity	939,747	725,724
Noncontrolling interests	3,318	4,245
Total equity	943,065	729,969

Total liabilities and equity	$1,666,047	$1,610,565

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$46,309	$37,335
Third-party development services	757	759
Third-party management services	786	823
Operating expense reimbursements	2,188	2,121
Total revenues	50,040	41,038

Operating expenses:
Collegiate housing leasing operations	20,975	17,812
Development and management services	2,282	1,618
General and administrative	1,677	1,942
Development pursuit, acquisition costs and severance	307	79
Depreciation and amortization	14,458	11,562
Ground leases	1,934	2,210
Loss on impairment of collegiate housing properties	9,870	—
Reimbursable operating expenses	2,188	2,121
Total operating expenses	53,691	37,344

Operating income (loss)	(3,651)	3,694

Nonoperating expenses:
Interest expense	4,967	3,855
Amortization of deferred financing costs	514	410
Interest income	(41)	(124)
Total nonoperating expenses	5,440	4,141

Loss before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	(9,091)	(447)

Equity in earnings (losses) of unconsolidated entities	(112)	(22)
Loss before income taxes and discontinued operations	(9,203)	(469)
Less: Income tax benefit	(357)	—
Loss from continuing operations	(8,846)	(469)
Income from discontinued operations	—	4,159
Net income (loss)	(8,846)	3,690

Less: Loss attributable to the noncontrolling interests	(38)	(142)
Net income (loss) attributable to EdR common stockholders	$(8,808)	$3,832

Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,394)	—
Comprehensive income (loss)	$(11,202)	$3,832

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic and diluted:	$(0.08)	$0.03

Weighted average share of common stock outstanding – basic	116,657	114,452
Weighted average share of common stock outstanding – diluted	116,657	114,452

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Six months ended June 30,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$97,020	$76,788
Third-party development services	1,559	1,150
Third-party management services	1,804	1,792
Operating expense reimbursements	4,202	5,979
Total revenues	104,585	85,709

Operating expenses:
Collegiate housing leasing operations	43,143	35,531
Development and management services	4,623	3,389
General and administrative	3,794	3,776
Development pursuit, acquisition costs and severance	308	268
Depreciation and amortization	28,241	22,161
Ground leases	3,833	3,798
Loss on impairment of collegiate housing properties	11,780	—
Reimbursable operating expenses	4,202	5,979
Total operating expenses	99,924	74,902

Operating income	4,661	10,807

Nonoperating expenses:
Interest expense	10,568	7,909
Amortization of deferred financing costs	1,017	830
Interest income	(111)	(243)
Loss on extinguishment of debt	649	—
Total nonoperating expenses	12,123	8,496

Income (loss) before equity in earnings (losses) of unconsolidated entities, income taxes, discontinued operations and gain on sale of collegiate housing communities	(7,462)	2,311

Equity in earnings (losses) of unconsolidated entities	(134)	(42)
Income (loss) before income taxes, discontinued operations and gain on sale of collegiate housing communities	(7,596)	2,269
Less: Income tax benefit	(312)	(237)
Income (loss) from continuing operations	(7,284)	2,506
Income from discontinued operations	—	4,662
Income (loss) before gain on sale of collegiate housing communities	(7,284)	7,168
Gain on sale of collegiate housing communities	10,902	—
Net income	3,618	7,168

Less: Net income attributable to the noncontrolling interests	360	27
Net income attributable to EdR common stockholders	$3,258	$7,141

Other comprehensive loss:
Loss on cash flow hedging derivatives	(3,757)	—
Comprehensive income (loss)	$(499)	$7,141

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted:	$0.03	$0.06

Weighted average share of common stock outstanding – basic	115,833	114,045
Weighted average share of common stock outstanding – diluted	116,871	115,083

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income (loss) attributable to EdR	$(8,808)	$3,832	$3,258	$7,141

Gain on sale of collegiate housing assets (1)	—	(3,895)	(10,902)	(3,895)
Impairment losses	9,870	—	11,780	—
Real estate related depreciation and amortization	14,299	11,949	27,921	23,032
Equity portion of real estate depreciation and amortization on equity investees	50	48	99	96
Noncontrolling interests	(127)	(98)	178	71
FFO	15,284	11,836	$32,334	$26,445

FFO adjustments:
Loss on extinguishment of debt	—	—	649	—
Acquisition costs	22	72	23	299
Severance costs, net of tax	285	—	285	—
Straight-line adjustment for ground leases (2)	1,212	1,715	2,425	2,807
FFO adjustments	1,519	1,787	3,382	3,106

FFO on Participating Developments: (3)
Interest on loan to Participating Development	455	455	905	905
Development fees on Participating Development, net of costs and tax	—	454	—	454
FFO on Participating Developments	455	909	905	1,359

Core FFO	$17,258	$14,532	$36,621	$30,910

FFO per weighted average share/unit (4)	$0.13	$0.10	$0.28	$0.23

Core FFO per weighted average share/unit (4)	$0.15	$0.13	$0.31	$0.27

Weighted average shares/units (4)	117,694	115,489	116,871	115,083

(1) The gain on sale of collegiate housing assets in 2013 is included in discontinued operations and the gain recognized in 2014 is included as gain on sale of collegiate housing communities on the Condensed Consolidated Statements of Comprehensive Income.

(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for interest income is based on terms of the loan.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2014 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2014
	Low End	High End

Net income attributable to EdR	$28,135	$31,999

Gain on sale of collegiate housing assets	(19,078)	(19,078)
Impairment losses	11,780	11,780
Real estate related depreciation and amortization	58,373	58,373
Equity portion of real estate depreciation and amortization on equity investees	198	198
Noncontrolling interests	513	513
FFO	$79,921	$83,785
FFO adjustments:
Loss on extinguishment of debt	649	649
Straight-line adjustment for ground leases (1)	4,835	4,835
Acquisition costs	23	23
Severance costs, net of tax	285	285
FFO adjustments	5,792	5,792

FFO on Participating Developments: (2)
Interest on loan to Participating Development	(5,582)	(5,582)
Development fees on Participating Development, net of costs and tax	(1,560)	(1,560)
FFO on Participating Developments	(7,142)	(7,142)

Core FFO	$78,571	$82,435

FFO per weighted average share/unit (3)	$0.62	$0.65

Core FFO per weighted average share/unit (3)	$0.61	$0.64

Weighted average shares/units (3)	128,805	128,805

Notes:
(1) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for the three months ended June 30, 2014 and 2013 (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Operating income (loss)	$(3,651)	$3,694	$4,661	$10,807
Less: Third-party development services revenue	757	759	1,559	1,150
Less: Third-party management services revenue	786	823	1,804	1,792
Plus: Development and management services expenses	2,282	1,618	4,623	3,389
Plus: General and administrative expenses	1,984	2,021	4,102	4,044
Plus: Ground leases	1,934	2,210	3,833	3,798
Plus: Impairment loss on collegiate housing property	9,870	—	11,780	—
Plus: Depreciation and amortization	14,458	11,562	28,241	22,161
NOI	$25,334	$19,523	$53,877	$41,257

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended June 30, 2014 (in thousands):

	Six months ended June 30,	Plus: Year Ended December 31,	Less: Six months ended June 30,	Trailing Twelve Months ended June 30,
	2014	2013	2013	2014
Net income attributable to common stockholders	$3,258	$4,323	$7,141	$440
Straight line adjustment for ground leases	2,425	5,255	2,807	4,873
Acquisition costs	23	393	299	117
Depreciation and amortization	28,241	48,098	22,161	54,178
Depreciation and amortization - discontinued operations	—	1,767	1,086	681
Loss on impairment of collegiate housing assets	11,780	5,001	—	16,781
Gain on sale of collegiate housing assets	(10,902)	(3,913)	(3,895)	(10,920)
Interest expense	10,568	17,526	7,909	20,185
Other nonoperating expense	1,555	1,311	587	2,279
Income tax expense (benefit)	(312)	203	(237)	128
Noncontrolling interests	360	308	27	641
Adjusted EBITDA	$46,996	$80,272	$37,885	89,383
Annualize acquisitions/developments (1)	—	—	—	4,426
Pro Forma Adjusted EBITDA	$46,996	$80,272	$37,885	$93,809

(1) Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.

The following is a reconciliation of the Company's GAAP total assets to gross assets as of June 30, 2014 and December 31, 2013 (in thousands):

	As of June 30,	As of December 31,
	2014	2013
Mortgage and construction loans, net of unamortized premium	$361,173	$422,681
Unamortized premium	1,900	2,291
Mortgage and construction loans	359,273	420,390

Unsecured revolving credit facility	66,000	356,900
Unsecured term loan facility	187,500	—

Total debt	$612,773	$777,290

Total assets	$1,666,047	$1,610,565
Accumulated depreciation(1)	216,530	204,181
Gross assets	$1,882,577	$1,814,746

Debt to gross assets	32.5%	42.8%

(1) Represents accumulated depreciation on real estate assets.